Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mavenir Systems, Inc. (the “Company”) of our report dated April 9, 2013, except for Note 17(b), which is as of November 1, 2013, relating to the consolidated financial statements of the Company and its subsidiaries and (ii) our report dated December 20, 2012, relating to the consolidated financial statements of Airwide Solutions, Inc. and its subsidiaries, which reports appear in Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-191563) filed on November 5, 2013.

/s/ BDO USA, LLP

Dallas, Texas

November 6, 2013